EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 outstanding pertaining to the Stock Option plan of Coastal Caribbean Oils & Minerals, Ltd. of our report dated March 27, 2009 relating to our audit of the consolidated financial statements of Coastal Caribbean Oils & Minerals, Ltd. for the years ended December 31, 2008 and 2007 included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

We also consent to the reference to our firm under the caption "Consent of experts and counsel" in such Registration Statement.

/s/ Baumann, Raymondo & Company PA
Tampa, Florida
March 27, 2009